Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS FIRST QUARTER 2013 RESULTS

Price gains and structural cost reductions partially offset

lower shipments, particularly in Europe

PERRYSBURG, Ohio (April 23, 2013) — Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the first quarter ending March 31, 2013.

Highlights

•      First quarter 2013 earnings from continuing operations attributable to the Company were $0.48 per share (diluted), compared with $0.73 per share in the same period of 2012.  Excluding certain items management considers not representative of ongoing operations, adjusted earnings(1) were $0.60 per share, compared with $0.73 per share in the prior year.

•      Higher operating profits in South America and Asia Pacific were more than offset by lower results in Europe. South America benefited from volume growth and logistics savings from a new furnace brought online in Brazil in late 2012. As expected, European operating profit was adversely impacted by lower demand and efforts to normalize production levels over the course of 2013.

•      Price and product mix increased 2 percent year on year, with gains reported in all regions. Price increases covered cost inflation.

Commenting on the Company’s first quarter results, Chairman and Chief Executive Officer Al Stroucken said, “We are pleased with our performance overall. Our price increases continue to cover cost inflation. We are clearly seeing the financial benefits of our global structural cost reductions, as well as the impact of our growth strategy on South America’s rising profitability. Yet we faced lower demand, as expected, particularly in economically troubled Europe. Our initiative to mitigate production volatility over the course of the year was a planned headwind in the first quarter, but will benefit us in the second half of the year.”

Operational highlights

Net sales in the first quarter of 2013 were $1.64 billion, down from $1.74 billion in the prior year first quarter. Currency translation adversely impacted sales by 2 percent. Volume, in terms of tonnes shipped, decreased by 5 percent year-over-year. The decline in volume was most pronounced in Europe, due to difficult macroeconomic conditions, the absence of major sporting events that occurred in the prior year and the share shift to smaller competitors in response to the Company’s pricing strategy in 2012. South America reported modest volume growth, driven by food packaging. Sales prices globally were up 2 percent, with successful price initiatives reported in all regions.

(1)  Adjusted earnings refers to earnings from continuing operations attributable to the Company, excluding items management does not consider representative of ongoing operations, as cited in Note 1 in this release.

In the first quarter of 2013, segment operating profit was $226 million, down from $260 million in the prior year. The Company curtailed production, particularly in Europe, as part of an initiative to reduce production volatility over the course of the year. This led to lower absorption of fixed costs, and therefore lower profitability, relative to the comparable period in the prior year. The Company expects improved profitability from this initiative in the latter half of the year. Structural cost reductions partially compensated for the adverse impact of lower production and sales volume.

Financial highlights

Net interest expense(2) was $4 million lower than the prior year, primarily due to debt reduction and lower interest rates. In the quarter, the Company completed a Euro debt refinancing transaction that reduces ongoing interest expense and extends our maturity horizon.

The Company’s leverage ratio (net debt to EBITDA) was 2.9 at the end of the first quarter of 2013, compared with 3.0 times EBITDA in the previous year quarter. The Company expects further improvement in its leverage ratio during 2013.

In the first quarter of 2013, the Company recorded two charges to reported results that are presented in Note 1 below. Management considers these charges not representative of ongoing operations.

Outlook

Commenting on the Company’s outlook for the second quarter of 2013, Stroucken said, “We expect continued volume growth in our emerging regions and stable market conditions in North America. While persistent macroeconomic challenges in Europe limit our visibility, we expect flat year-on-year shipments there. We are focused on structural cost reduction initiatives and our European asset optimization program, which are key drivers within our control that will grow free cash flow and earnings.”

Management reaffirms expectations for 2013 free cash flow (at least $300 million) and adjusted earnings ($2.60 to $3.00 per share).

Note 1

The table below describes the items that management considers not representative of ongoing operations.

	Three months ended March 31
	2013		2012
$ Millions, except per-share amounts	Earnings	EPS	Earnings	EPS
Earnings from Continuing Operations Attributable to the Company	$79	$0.48	$122	$0.73
Items that management considers not representative of ongoing operations consistent with Segment Operating Profit
Restructuring, asset impairment and related charges	9	0.05
Charges for note repurchase premiums and write-off of finance fees	11	0.07
Adjusted Net Earnings	$99	$0.60	$122	$0.73

(2)  Excluding charges of $11 million during the first quarter of 2013 for note repurchase premiums and the write-off of finance fees related to debt that was repaid prior to its maturity.

About O-I

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. With revenues of $7.0 billion in 2012, the Company is headquartered in Perrysburg, Ohio, USA, and employs approximately 22,500 people at 79 plants in 21 countries. O-I delivers safe, sustainable, pure, iconic, brand-building glass packaging to a growing global marketplace. O-I’s Glass Is Life™ movement promotes the widespread benefits of glass packaging in key markets around the globe. For more information, visit www.o-i.com or www.glassislife.com.

Regulation G

The information presented above regarding adjusted net earnings relates to net earnings attributable to the Company exclusive of items management considers not representative of ongoing operations and does not conform to U.S. generally accepted accounting principles (GAAP). It should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the comparability of results of ongoing operations. Management uses this non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments. Further, the information presented above regarding free cash flow does not conform to GAAP. Management defines free cash flow as cash provided by continuing operating activities less capital spending (both as determined in accordance with GAAP) and has included this non-GAAP information to assist in understanding the comparability of cash flows. Management uses this non-GAAP information principally for internal reporting, forecasting and budgeting. Management believes that the non-GAAP presentation allows the board of directors, management, investors and analysts to better understand the Company’s financial performance in relationship to core operating results and the business outlook.

The Company routinely posts important information on its website — www.o-i.com/investors.

Forward looking statements

This document contains “forward looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, specifically the Euro, Brazilian real and Australian dollar, (2) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt at favorable terms, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to the economic conditions in Europe and Australia, disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) cost and availability of raw materials, labor, energy and transportation, (6) the Company’s ability to manage its cost structure, including its success in implementing restructuring plans and achieving cost savings, (7) consolidation among competitors and customers, (8) the ability of the Company to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (9) unanticipated expenditures with respect to environmental, safety and health laws, (10) the Company’s ability to further develop its sales, marketing and product development capabilities, and (11) the timing and occurrence of events which are beyond the control of the Company, including any expropriation of the Company’s operations, floods and other natural disasters, events related to asbestos-related claims, and the other risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and any subsequently filed Quarterly Report on Form 10-Q. It is not possible to foresee or identify all such factors. Any forward looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward looking statements contained in this document.

Conference call scheduled for April 24, 2013

O-I CEO Al Stroucken and CFO Steve Bramlage will conduct a conference call to discuss the Company’s latest results on Wednesday, April 24, 2013, at 8:00 a.m., Eastern Time. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the Presentations & Webcast section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 7:50 a.m., Eastern Time, on April 24. Ask for the O-I conference call. A replay of the call will be available on the O-I website, www.o-i.com/investors, for 90 days following the call.

Contact:	Erin Crandall, 567-336-2355 — O-I Investor Relations
Lisa Babington, 567-336-1445 — O-I Corporate Communications

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s second quarter 2013 earnings conference call is currently scheduled for Thursday, July 25, 2013, at 8:00 a.m., Eastern Time.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended March 31,
	2013	2012

Net sales	$1,641	$1,739
Manufacturing, shipping and delivery expense	(1,322)	(1,361)

Gross profit	319	378

Selling and administrative expense	(129)	(140)
Research, development and engineering expense	(15)	(15)
Interest expense (a)	(71)	(64)
Interest income	3	3
Equity earnings	17	13
Royalties and net technical assistance	4	4
Other income	3	2
Other expense (b)	(14)	(11)

Earnings from continuing operations before income taxes	117	170

Provision for income taxes	(33)	(44)

Earnings from continuing operations	84	126

Loss from discontinued operations	(10)	(1)

Net earnings	74	125

Net earnings attributable to noncontrolling interests	(5)	(4)

Net earnings attributable to the Company	$69	$121

Amounts attributable to the Company:
Earnings from continuing operations	$79	$122
Loss from discontinued operations	(10)	(1)
Net earnings	$69	$121

Basic earnings per share:
Earnings from continuing operations	$0.48	$0.74
Loss from discontinued operations	(0.06)	(0.01)
Net earnings	$0.42	$0.73

Weighted average shares outstanding (000s)	164,069	164,241

Diluted earnings per share:
Earnings from continuing operations	$0.48	$0.73
Loss from discontinued operations	(0.06)	(0.01)
Net earnings	$0.42	$0.72

Diluted average shares (000s)	165,501	166,206

(a)         Amount for the three months ended March 31, 2013 includes charges of $11 million (before and after tax amount attributable to the Company) for note repurchase premiums and the write-off of finance fees related to debt that was repaid prior to its maturity. The effect of this charge is a reduction in earnings per share of $0.07.

(b)         Amount for the three months ended March 31, 2013 includes charges of $10 million ($9 million after tax amount attributable to the Company) for restructuring, asset impairment and related charges. The effect of this charge is a reduction in earnings per share of $0.05.

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	March 31, 2013	December 31, 2012	March 31, 2012
Assets
Current assets:
Cash and cash equivalents	$359	$431	$299
Receivables, less allowances for losses and discounts	1,047	968	1,199
Inventories	1,178	1,139	1,237
Prepaid expenses	99	110	130

Total current assets	2,683	2,648	2,865

Investments and other assets:
Equity investments	293	294	316
Repair parts inventories	137	133	153
Pension assets			121
Deposits, receivables and other assets	676	675	695
Goodwill	2,048	2,079	2,127

Total other assets	3,154	3,181	3,412

Property, plant and equipment, at cost	6,509	6,667	7,049
Less accumulated depreciation	3,829	3,898	4,165

Net property, plant and equipment	2,680	2,769	2,884

Total assets	$8,517	$8,598	$9,161

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$347	$319	$406
Current portion of asbestos-related liabilities	155	155	165
Accounts payable	904	1,032	943
Other liabilities	523	656	602

Total current liabilities	1,929	2,162	2,116

Long-term debt	3,550	3,454	3,724
Deferred taxes	184	182	214
Pension benefits	825	846	856
Nonpension postretirement benefits	262	264	270
Other liabilities	323	329	410
Asbestos-related liabilities	289	306	276
Share owners’ equity:
The Company’s share owners’ equity:
Common stock	2	2	2
Capital in excess of par value	3,013	3,005	2,996
Treasury stock, at cost	(424)	(425)	(404)
Retained earnings (loss)	(126)	(195)	(258)
Accumulated other comprehensive loss	(1,485)	(1,506)	(1,205)

Total share owners’ equity of the Company	980	881	1,131
Noncontrolling interests	175	174	164

Total share owners’ equity	1,155	1,055	1,295

Total liabilities and share owners’ equity	$8,517	$8,598	$9,161

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended March 31,
	2013	2012
Cash flows from operating activities:
Net earnings	$74	$125
Loss from discontinued operations	10	1
Non-cash charges:
Depreciation	90	97
Amortization of intangibles and other deferred items	9	8
Amortization of finance fees and debt discount	8	8
Pension expense	26	22
Restructuring, asset impairment and related charges	10
Other	31	10
Pension contributions	(7)	(17)
Asbestos-related payments	(17)	(30)
Cash paid for restructuring activities	(34)	(30)
Other changes in non-current assets and liabilities	(33)	(13)
Change in components of working capital	(301)	(275)
Cash utilized in continuing operating activities	(134)	(94)
Cash utilized in discontinued operating activities	(2)	(1)
Total cash utilized in operating activities	(136)	(95)
Cash flows from investing activities:
Additions to property, plant and equipment	(94)	(73)
Acquisitions, net of cash acquired		(5)
Net cash proceeds related to sale of assets and other		11
Cash utilized in investing activities	(94)	(67)
Cash flows from financing activities:
Additions to long-term debt	639	119
Repayments of long-term debt	(483)	(62)
Increase (decrease) in short-term loans	4	(20)
Net receipts (payments) for hedging activity		8
Payment of finance fees	(5)
Issuance of common stock and other	4
Cash provided by financing activities	159	45
Effect of exchange rate fluctuations on cash	(1)	16
Decrease in cash	(72)	(101)
Cash at beginning of period	431	400
Cash at end of period	$359	$299

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data

(Dollars in millions)

	Three months ended March 31,
	2013	2012
Net sales:
Europe	$650	$705
North America	469	482
South America	269	277
Asia Pacific	247	257

Reportable segment totals	1,635	1,721

Other	6	18

Net sales	$1,641	$1,739

Segment operating profit (a):

Europe	$59	$108
North America	74	78
South America	53	38
Asia Pacific	40	36

Reportable segment totals	226	260

Items excluded from segment operating profit:
Retained corporate costs and other	(31)	(29)
Restructuring, asset impairment and related charges	(10)

Interest income	3	3
Interest expense	(71)	(64)
Earnings from continuing operations before income taxes	$117	$170

The following notes relate to segment operating profit:

(a)         Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to segment operating profit is earnings from continuing operations before income taxes.  The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

A reconciliation from segment operating profit to earnings from continuing operations before income taxes is included in the tables above.